Exhibit 99.1

American Dental Partners, Inc.

401 Edgewater Place, Suite 430

Wakefield, MA 01880

Phone: 781/224-0880 Fax: 781/224-4216

For Immediate Release

Contacts:	Gregory A. Serrao	Breht T. Feigh
	Chairman, President and	Executive Vice President, Chief
	Chief Executive Officer	Financial Officer and Treasurer
	781-224-0880	781-224-0880

AMERICAN DENTAL PARTNERS

ANNOUNCES CONSOLIDATION OF LITIGATION AND NEW TRIAL DATE

WAKEFIELD, MASSACHUSETTS – July 9, 2007 – American Dental Partners, Inc. (NASDAQ: ADPI) announced today that the trial in the ongoing litigation between its Minnesota subsidiary PDHC, Ltd. and PDG, P.A., the doctor group affiliated with Park Dental, has been postponed until November 13, 2007.

The case, which had been scheduled to begin today in the District Court of Hennepin County, Minnesota (“Court”), was rescheduled by the Court on July 5th in the interest of judicial efficiency. The Court also consolidated PDHC’s separately filed lawsuit against PDG for wrongful contract termination with PDHC’s counterclaims against PDG in the litigation originally served against PDHC on February 3, 2006.

On March 28, 2007, PDHC received a notice of termination of the Service Agreement, effective December 31, 2007, from PDG. PDHC disputed that PDG could unilaterally terminate the Service Agreement. In response, and after the Court denied a motion by PDHC to amend its counterclaims to include an additional claim with respect to the purported termination by PDG, PDHC commenced a lawsuit on June 21, 2007 against PDG for wrongful termination of the Service Agreement. The November trial date will permit the remaining counts in the original suit and the claims in the second suit to be tried at the same time.

American Dental Partners is one of the nation’s leading business partners to dental group practices. The Company is affiliated with 25 dental groups which have 219 dental facilities with approximately 1,983 operatories located in 18 states.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described, including but not limited to the possibility that we may not realize the benefits expected from our acquisition and affiliation strategy, economic, regulatory and/or other factors outside the control of the Company, which are detailed from time to time in the “Risk Factors” section of the Company’s SEC reports, including the annual report on Form 10-K for the year ended December 31, 2006.